Exhibit 10.1

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (the “Agreement”) is entered into as of December 13, 2005 by and among Erik D. Bolog, Michael A. Postal, Joseph R. Schuble, Jr. and Steven M. Schuble (collectively, the “Group”) and American Bank Holdings, Inc. (the “Company”), a Delaware corporation and the holding company for American Bank.

WHEREAS, the Group, together with Howard J. Postal, has filed a Notice of Change In Control (the “Notice”) with the Office of Thrift Supervision (“OTS”) in connection with their proposed acquisition of a substantial percentage of the outstanding shares of the common stock of the Company;

WHEREAS, the Notice was filed with the OTS pursuant to the Change in Bank Control Act, 12 U.S.C. 1817(j) and the rules and regulations of the OTS promulgated thereunder (“Applicable Law and Regulations”);

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and all of its stockholders that the majority of the directors of the Company not be members of the Group or persons who subsequently become or are presumed to become members of the group or are acting in concert with members of the Group or are presumed to be acting in concert with members of the Group pursuant to Applicable Law and Regulations (the “Expanded Group”); and

WHEREAS, the members of the Group desire to assure the Board of Directors and the stockholders of the Company, in connection with their proposed acquisition of a substantial percentage of the outstanding common stock of the Company, that they have no intention to control the Company or its Board of Directors by electing a majority of directors who are members of the Group or the Expanded Group;

NOW, THEREFORE, in consideration of these premises and the mutual agreements below, the parties hereto agree as follows:

1.      Representations and Warranties of the Group.   The Group hereby represents and warrants to the Company, jointly and severally, as follows:

(i)     The Group members have set forth in Exhibit A the number of shares of capital stock of the Company the Group members intend to purchase pursuant to the community offering of the Company’s capital stock pursuant to the registration statement on Form SB-2 declared effective by the SEC on April 29, 2005 (collectively, the “Community Offering Stock”).

(ii)    The Group members have full and complete authority to enter into this Agreement and to bind the entire number of shares of Community Offering Stock. This Agreement constitutes a valid and binding agreement of each member of the Group.

(iii)   There are no arrangements, agreements or understandings between the members of the Group and the Company other than as set forth in this Agreement.

2.      Representations and Warranties of the Company.   The Company hereby represents and warrants to each member of the Group , as follows:

(i)     The Company has full power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Company regarding the consummation of the transactions contemplated hereby has been duly authorized by the Board of Directors of the Company and requires no other Board of Directors or stockholder action. This Agreement constitutes a valid and binding obligation of the Company and the performance of its terms shall not constitute a violation of its certificate of incorporation or bylaws.

(ii)    There are no arrangements, agreements or understandings between the members of the Group and the Company other than as set forth in this Agreement.

3.      Covenants of the Group.   Each Group member covenants and agrees that during the term of this Agreement:

(i)     Except for open market transactions through a broker, they shall not hereafter transfer or sell, or offer or agree to transfer or sell, directly or indirectly, where they have knowledge that the buyer will beneficially own more than 9.99% of the Company’s shares, beneficial ownership of, or the right to vote any shares of Community Offering Stock except with the express approval of the Board of Directors of the Company, which approval shall not be unreasonably withheld. It is the intent of the parties hereto that the Group member’s shares of Community Offering Stock may not be transferred or sold if the Company’s Board of Directors reasonably believes it likely that any person or group or affiliates of such person or group acquiring such shares would, after such acquisition, beneficially own more than 9.99% of the Company’s shares. Notwithstanding the above, this subparagraph (i) shall not apply if the transferee(s) expressly agree, in writing, to be bound by the terms of this Agreement.

(ii)    (a) In the event that a proposal is properly introduced for consideration at a meeting of the Company’s stockholders and such proposal is not approved by the Company’s Board of Directors, then each member of the Group shall have the right, at their discretion, to vote an amount of shares of Community Offering Stock in favor of such proposal, as applicable, equal to the total shares of Community Offering Stock held by such member multiplied by the following fraction:

The number of shares, other than Community Offering Stock, voted in favor of the proposal

The total number of shares, excluding the Community Offering Stock, voted with respect to such proposal

(b) In the event that a proposal is brought before the stockholders for a vote and is approved by the Board of Directors but not approved by a member of the Group seeking to vote his shares of Community Offering Stock, then each member of the Group shall have the right, at their discretion, to vote an amount of shares of Community Offering Stock against such proposal equal to the total shares of Community Offering Stock held by such member multiplied by the following fraction:

The number of shares, other than Community Offering Stock, voted against the proposal

The total number of shares, excluding the Community Offering Stock, voted with respect to such proposal

(c) The provisions of subparagraph (ii)(a) and (ii)(b) shall not apply: (1) to a properly introduced proposal involving the sale or merger of the Company, the solicitation of bids or the hiring of an investment banker to explore methods to maximize shareholder value or similar proposals, the hiring of an investment banker, or the establishment of a committee or other mechanism to explore the Company’s strategic options; or (2) if the Group or Expanded Group has fewer than forty percent (40%) of the members of the Board of Directors of the Company, unless such percentage being below forty percent (40%) is caused by the resignation of a member of the Group or the Expanded Group.

(iii)   They shall not vote their respective shares of Community Offering Stock for any nominee or nominees for election to the Board of Directors of the Company, other than those nominated or supported by the Company’s Board of Directors, unless the Group or Expanded Group represents fewer than forty percent (40%) of the members of the Board of Directors of the Company, unless such percentage being below forty percent (40%) is caused by the resignation of a member of the Group or the Expanded Group. The provisions of this subparagraph (iii) shall not apply if the nominees, if elected, and members of the Board of

Directors constituting members of the Group or the Expanded Group would constitute less than a majority of the members of the Board of Directors.

(iv)   They shall not deposit any Community Offering Stock in a voting trust or subject any shares of Community Offering Stock to a voting agreement or other arrangement of similar effect.

(v)    (a) If at any time, any member of the Group or the Group as a whole proposes to transfer (other than a pledge) shares of Community Offering Stock representing more than 9.99% of the outstanding capital stock of the Company, in any one transaction or series of transactions, to any one person or entity or group of persons acting in concert (any such transfer, a “Disposition”), then such stockholder (the “Disposing Stockholder”), shall, at least 40 days prior to the consummation of the Disposition, give written notice (a “Disposition Notice”) to the Company describing the terms and conditions of the Disposition in reasonable detail, including the proposed price per share, the method of payment, the anticipated closing date and the identity of the proposed purchaser, and stating that each of the other stockholders may elect to participate in such Disposition at the same price per share of capital stock as that offered to the Disposing Stockholder and on other terms consistent with the rights and preferences of the capital stock set forth in the Company’s certificate of incorporation.

(b) Within 20 days of its receipt of a Disposition Notice, the Company shall notify all stockholders of their rights to sell pursuant to this Agreement. The election pursuant to Subsection v(a) above shall be exercised by written notice to the Company from stockholders, on a form provided by the Company, given within 20 days after notice by the Company is mailed to stockholders. If any Stockholder gives notice of its election to sell, it shall be obligated to sell to the proposed purchaser the capital stock specified in its notice upon the terms and subject to the conditions specified in the Disposition Notice and the Company’s letter to stockholders, conditional upon the closing of the Disposition.

(c) If the purchaser pursuant to the Disposition has a specified limited number of shares of capital stock which it is willing to purchase in the aggregate, each of the other stockholders shall have the right to sell to the purchaser up to that number of shares of capital stock owned by such other stockholder which is in the same proportion to its total ownership of capital stock as the number of shares of the capital stock being sold by the Disposing Stockholder is to the Disposing Stockholder’s total ownership of capital stock.

(d) If any other stockholder does not elect to sell the full number of shares of capital stock which such stockholder is entitled to sell pursuant to this Section v, or if the aggregate number of shares of the capital stock which the other stockholder and any other stockholders of the Company are entitled to sell is less than the number of shares of the capital stock which the purchaser is willing to purchase, the remaining other stockholders shall be entitled to sell additional shares of capital stock pro rata (as described in Subsection v(c) above) the number of shares of capital stock owned by each of them to make up the aggregate number of shares of capital stock the purchaser is willing to purchase.

(vii)  Nothing contained in this paragraph 3 shall prevent a member of the Group or the Expanded Group who currently serves as a director of the Company, or who may serve in the future as a director of the Company, from the proper exercise of his or her fiduciary duties as a director, as advised by counsel.

4.      Agreement of the Company.

(a)    With respect to the Notice filed with the OTS by the members of the Group and any other governmental or regulatory approval required to be obtained by the members of the Group in connection with their purchase of the Community Offering Stock, the Company agrees to support the acquisition by the members of the Group and not to object to the members of the Group acquiring the Community Offering Stock.

(b)    The Company agrees that Joseph R. Schuble, Jr. and Howard J. Postal will be nominated for election as directors at the 2006 Annual Meeting of Shareholders of the Company.

5.      Remedies.   The Company and the members of the Group acknowledge and agree that a breach or threatened breach by either party may give rise to irreparable injury inadequately compensable in damages, and accordingly each party shall be entitled to injunctive relief to prevent a breach of the provisions hereof and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such aggrieved party may be entitled to at law or in equity. Any such injunctive relief shall be obtained in accordance with JAMS Arbitration Rules & Procedures.

6.      Arbitration.   Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to arbitration administered by JAMS pursuant to its Arbitration Rules & Procedures and subject to JAMS Policy on Minimum Standards of Procedural Fairness. Judgment on the Award may be entered in any court having jurisdiction.

7.      Term.   The provisions of paragraph 4 shall become effective upon execution of this Agreement. The remaining provisions of this Agreement shall become effective upon the approval or order of non-objection of the Notice by the OTS and shall remain in effect as long as the Group or Expanded Group remains in existence, unless modified or terminated in writing by the Board of Directors of the Company and the members of the Group or the Expanded Group.

8.      Severability.   If any term, provision, covenant or restriction of this Agreement is held by any governmental or regulatory authority or a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.      Successors and Assigns.   This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors, assigns and transferees, by operation of law, of the parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Signature:	/s/ Erik D. Bolog
Erik D. Bolog

Signature:	/s/ Michael A. Postal
Michael A. Postal

Signature:	/s/ Joseph R. Schuble, Jr.
Joseph R. Schuble, Jr.

Signature:	/s/ Steven M. Schuble
Steven M. Schuble

American Bank Holdings, Inc.

By:	/s/ Joseph R. Schuble, Jr.
Name:	Joseph R. Schuble, Jr.
Chairman, Board of Directors